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                   CERTIFICATE OF AMENDMENT AND RESTATEMENT

                                      OF

                          ARTICLES OF INCORPORATION


          Richard B. Gordinier and Jeffrey A. Wahba certify that:

          1. They are the President and Secretary, respectively, of Henry Company, a California corporation.

          2. The Articles of Incorporation of the Corporation are amended and restated to read in their entirety as follows:


                          ARTICLES OF INCORPORATION

                                      OF

                                HENRY COMPANY

          ONE:        The name of this corporation is:

                                 Henry Company

          TWO: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

          THREE: The number of shares of stock which the Corporation is authorized to issue is One Million (1,000,000) shares of Common Stock, no par value (the "Common Stock"), and Thirty Thousand (30,000) shares of Class A Common Stock, no par value (the "Class A Common Stock"). The number of shares of Preferred Stock which this Corporation is authorized to issue is 100,000 shares, without par value.

          The Preferred Stock may be issued from time to time in one or more series. The rights, preferences, privileges and restrictions granted to and imposed upon the first such series, designated Series A Convertible Preferred Stock, of which the


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Corporation is to issue Twenty-Two Thousand Five Hundred (22,500) shares, are set forth below. The Board of Directors of the Corporation is expressly authorized to provide for the issue of all or any of the remaining shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares, and as may be permitted by the General Corporation Law of the State of California. The Board of Directors is authorized to decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of that series then outstanding.
In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          The relative rights, powers, preferences and restrictions granted to the Common Stock, Class A Common Stock and Series A Convertible Preferred Stock Classes is as follows:

                                 COMMON STOCK

          On all matters upon which shareholders are entitled or permitted to vote, every holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock standing in his name on the transfer books of the Corporation and every holder of Class A Common Stock shall be entitled to thirty-five (35) votes for each share of Common Stock standing in his name on the transfer books of the Corporation. Except as otherwise may be required by law, the holders of Common Stock and Class A Common Stock shall vote together as a single class. Except as provided in this Article THREE, the Common Stock and the Class A Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

                     SERIES A CONVERTIBLE PREFERRED STOCK

          1. DESIGNATION. The first series of Preferred Stock is designated the Series A Convertible Preferred Stock and the number of shares of such series is 22,500. The Series A Convertible Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank prior to the Corporation's Common Stock, Class A Common Stock and all other series or classes of the Corporation's equity securities now or hereafter authorized, issued or outstanding.

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          2.  DIVIDEND RIGHTS.

               (a) The holders of the Series A Convertible Preferred Stock shall be entitled to receive, on an as-converted basis, any dividends which are declared on the Corporation's Class A Common Stock or Common Stock, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are legally available therefor.

               (b) Dividends shall not accrue or accumulate on any share of Series A Preferred Stock, except to the extent they are declared but unpaid. Accumulation of declared but unpaid dividends shall bear no interest.

          3. VOTING RIGHTS. The holder of each share of Series A Convertible Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Convertible Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on any matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

          Without the consent of a majority of the outstanding shares of the Series A Convertible Preferred Stock (so long as any such shares are outstanding), the Corporation shall not effect any amendment, repeal or alteration of the Corporation's Articles of Incorporation (or any provision thereof) which would adversely affect any of the specific rights, powers or privileges of the Series A Convertible Preferred Stock set forth herein.

          4. CONVERSION RIGHTS. The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) RIGHT TO CONVERT. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, without payment of additional consideration, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into fully-paid and nonassessable shares of Common Stock.

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               (b)  CONVERSION PRICE.  The Series A Convertible Preferred
Stock shall be convertible into the number of shares of Common Stock which result from dividing the Conversion Price (as hereinafter defined) in effect at the time of conversion into $1.00. The price at which shares of Common Stock shall be deliverable upon conversion of Series A Convertible Preferred Stock (the "Conversion Price") shall initially be $1.00 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

               (c) AUTOMATIC CONVERSION. Each share of Series A Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price, in the event of the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of any equity securities of the Corporation (whether for the account of the Corporation or for the account of one or more shareholders of the Corporation) having aggregate proceeds (prior to expenses for underwriters discount or other expenses) to the Corporation and/or selling shareholders in excess of Ten Million Dollars ($10,000,000).

               Upon the occurrence of an automatic conversion, the outstanding shares of Series A Convertible Preferred Stock shall be converted automatically without further action by the holders of said shares and whether or not the certificates representing said shares are surrendered to the Corporation or its transfer agent; provided, however, the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock unless certificates evidencing the Series A Convertible Preferred Stock are either delivered to the Corporation or any transfer agent as hereinafter provided, or the holder notifies the Corporation that said certificate or certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation, indemnifying the Corporation against any loss incurred by it in connection therewith. In the event of an underwritten public offering, the person(s) entitled to receive the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall not be deemed to have converted such stock until immediately prior to the closing of such sale of equity securities (the "Offering Conversion Date").

               (d) MECHANICS OF VOLUNTARY CONVERSION. Before any holder of the Series A Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into

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which such converted shares of stock were convertible on the Conversion Date
(as hereinafter defined). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series A Convertible Preferred Stock (the "Conversion Date"). The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date.

               (e) FRACTIONAL SHARES. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock. If more than one share of Series A Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the fair market value of such fraction as of the date of Conversion (as determined in good faith by the Board of Directors).

               (f) CONVERSION PRICE ADJUSTMENTS. The Conversion Price shall be subject to adjustment from time to time as follows:

                    (i)   STOCK DIVIDENDS, SUBDIVISIONS, RECLASSIFICATIONS
OR COMBINATIONS. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stocks in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Convertible Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Series A Convertible Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

                    (ii) CONSOLIDATION, MERGER, SALE, LEASE OR CONVEYANCE. In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series A Convertible Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger,

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sale, lease or conveyance) upon conversion of such share of Series A
Convertible Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Convertible Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Convertible Preferred Stock.

                    (iii) ROUNDING OF CALCULATIONS; MINIMUM ADJUSTMENT. All calculations under this subparagraph (f) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this subparagraph (f) to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.05, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.

               (g) STATEMENT REGARDING ADJUSTMENTS. Whenever the Conversion Price shall be adjusted as provided in subparagraph 4(f), the Corporation shall forthwith file, at the office of any transfer agent for the Series A Convertible Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Convertible Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 4(h).

               (h) NOTICE TO HOLDERS. In the event the Corporation shall propose to take any action of the type described in clause (f) which would result in an adjustment in the Conversion Price), the Corporation shall give notice to each holder of shares of Series A Convertible Preferred Stock, in the manner set forth in subparagraph 4(g), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice)

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on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Convertible Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

               (i) TREASURY STOCK. For the purposes of this paragraph 4, the sale or other disposition of Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

               (j) COSTS. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Convertible Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Convertible Preferred Stock in respect of which such shares are being issued.

               (k) RESERVATION OF SHARES. The Corporation shall reserve at all times so long as any shares of Series A Convertible Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Convertible Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Convertible Preferred Stock.

               (l) APPROVALS. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Convertible Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Series A Convertible Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

               (m) VALID ISSUANCE. All shares of Common Stock which may be issued upon conversion of the shares of Series A Convertible Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable

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and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

          5.   PREFERENCE ON LIQUIDATION.

               (a) In the event of any liquidation, dissolution, involuntary or voluntary corporate reorganization under the federal bankruptcy laws or similar state laws, or winding up of the Corporation, the holders of shares of the Series A Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets and surplus funds of the Corporation available for distribution to its shareholders, and before any payment shall be made to the holders of any shares of Common Stock, an amount equal to $63.955 per share (or an aggregate of One Million Four Hundred Thirty-nine Thousand ($1,439,000) with respect to Twenty-two Thousand Five Hundred (22,500) shares) plus any declared and unpaid dividends thereon to the date fixed for distribution. If upon any such liquidation, dissolution, bankruptcy or winding up of the Corporation the assets and surplus funds of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Convertible Preferred Stock the full amounts to which they are entitled, the holders of the Series A Convertible Preferred Stock shall share ratably in the distribution of such assets and surplus funds in proportion to the full preferential amounts to which each such holder is otherwise entitled.

               (b) In the event payments provided for in subparagraph (a) above shall have been made, the holders of the Common Stock shall be entitled to share PRO RATA in all remaining assets and surplus funds of the Corporation available for distribution to its shareholders; PROVIDED, HOWEVER, that in the event of a voluntary corporate reorganization under the federal bankruptcy law or similar state laws or a voluntary winding up, the holders of the Preferred Stock and the Common Stock shall be entitled to share PRO RATA on a per share basis (treating each share of Preferred Stock as if converted into Common Stock) in all remaining assets and surplus funds of the Corporation available for distribution to its shareholders.

               (c) The merger or consolidation of the Corporation into or with another corporation or other entity or any other corporate reorganization in which the Corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization, the sale of all or substantially all the assets of the Corporation, or a transaction or series of related transactions by the Corporation in which in excess of fifty percent (50%) of the Corporation's voting power is transferred, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

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          FOUR:     The liability of the directors of the Corporation for
monetary damages shall be eliminated to the fullest extent permissible under California law.

          FIVE:     The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law.

          SIX:      The amendment and restatement of the Articles of
Incorporation as herein set forth has been duly approved by the Board of Directors.

          The amendment and restatement herein set forth herein have been duly approved by the required vote of shareholders in accordance with Section 903 of the California General Corporation Law. The total number of outstanding shares of each class entitled to vote with respect to the amendment was One Hundred Ninety-four Thousand (194,000) shares of Common Stock and Six Thousand (6,000) shares of Class A Common Stock. The number of shares of each class voting in favor of the amendment equal or exceeded the vote required; the percentage vote required for each class entitled to vote was more than fifty percent (50%).





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          The undersigned declare under penalty of perjury under the laws of the State of California that the matters set have executed this Certificate of Amendment and Restatement this 21st day of April, 1998.

                                   /s/ Richard B. Gordinier
                                   ----------------------------------------
                                   Richard B. Gordinier, President

                                   /s/ Jeffrey A. Wahba
                                   ----------------------------------------
                                   Jeffrey A. Wahba, Secretary


          The undersigned declare under penalty of perjury under the laws of the State of California that each of them has read the foregoing certificate and knows the contents thereof and that the matters set forth in such certificate are true and correct of each of their own knowledge.

Dated:  April 21, 1998

                                   /s/ Richard B. Gordinier
                                   ----------------------------------------
                                   Richard B. Gordinier, President

                                   /s/ Jeffrey A. Wahba
                                   ----------------------------------------
                                   Jeffrey A. Wahba, Secretary





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